UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Mistras Group, Inc.

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Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

September 7, 2016

Dear Mistras Shareholder:

I am pleased to invite you to attend the 2016 Annual Shareholders Meeting of Mistras Group, Inc. The meeting will be held at our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey on Tuesday, October 18, 2016 at 5:00 p.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•	the election of seven directors to our Board of Directors;

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017;

•	the approval of an amendment to our certificate of incorporation to allow shareholders to remove directors with or without cause;

•	the approval of the Mistras Group, Inc. 2016 Long-Term Incentive Plan;

•	an advisory vote on our executive compensation; and

•	any other business which properly comes before the meeting.

Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible.  Information about how to vote is included in the accompanying proxy statement or proxy card or in the voting instructions you will receive from your bank or broker.  It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D. Chairman of the Board and Chief Executive Officer

Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

Notice of Annual Meeting

September 7, 2016

The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Tuesday, October 18, 2016 at 5:00 p.m., Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	5:00 p.m., Eastern Time, Tuesday, October 18, 2016

Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550

Items of Business:

•   Election of seven directors, constituting the entire Board of Directors

•   Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2017

•   Approval of an amendment to our certificate of incorporation to allow shareholders to remove directors with or without cause

•   Approval of the Mistras Group, Inc. 2016 Long-Term Incentive Plan

•   An advisory vote on the Company’s executive compensation

•   Such other matters as may properly come before the meeting or at any adjournment or postponement thereof

Who can vote:	Holders of record of Mistras Group, Inc. common stock at the close of business on August 22, 2016 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Voting by proxy:	Please submit your proxy and/or voting instructions as described in the accompanying proxy statement or other proxy materials you receive promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

Michael C. Keefe

Executive Vice President,
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

This Proxy Statement and Mistras Group, Inc.’s 2016 Annual Report are available electronically on the Internet at
www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2016 annual meeting of shareholders (“2016 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2016 Annual Meeting, which will take place on October 18, 2016, beginning at 5:00 p.m., Eastern Time, at the Company’s headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the back cover of this proxy statement for directions. Shareholders will be admitted to the 2016 Annual Meeting beginning at 4:45 p.m., Eastern Time. Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG” and our fiscal year ends May 31. All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

Proxy Solicitation. The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials are first being distributed to shareholders on or about September 7, 2016 (see Internet Availability of Proxy Materials below). In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the proxy included in the materials, a shareholder of record (that is, a shareholder who holds the shares in his or her own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs. If you hold your shares in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the 2016 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Internet Availability of Proxy Materials. We are using the Internet as our primary means of furnishing proxy materials to shareholders as permitted by the rules of the Securities and Exchange Commission (“SEC”). Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Voting Recommendation of the Board. The Board recommends that shareholders vote:

•	FOR each of the seven nominees of the Board of Directors (Item 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 (Item 2);

•	FOR the approval of an amendment to our certificate of incorporation to allow shareholders to remove directors with or without cause (Item 3);

•	FOR the approval of the Mistras Group, Inc. 2016 Long-Term Incentive Plan (Item 4); and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 5).

Shareholders Entitled to Vote, Quorum. Shareholders of record of our common stock at the close of business on August 22, 2016 are entitled to notice of and to vote at the 2016 Annual Meeting and any adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 29,098,566 shares outstanding.

Votes Needed. The following sets forth votes needed for each agenda item to pass.

Agenda Item	Votes Needed
1. Election of Directors	Plurality, meaning the seven directors receiving the most votes for their election will be elected.
2. Ratification of Appointment of Auditors	Majority of the shares of common stock present or represented at the meeting.
3. Approval of an Amendment of the Certificate of Incorporation	Majority of the shares of common stock outstanding as of the record date.
4. Approval of the Mistras Group, Inc. 2016 Long-Term Incentive Plan	Majority of the shares of common stock present or represented at the meeting.
5. Advisory Vote on Executive Compensation	Majority of the shares of common stock present or represented at the meeting.

For Item 1, Election of Directors, as set forth in the Director Resignation Policy described on Page 7, each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the Board. Abstentions from voting on Item 2 will have the practical effect of a vote against that proposal because an abstention results in one less vote for the proposal. For any of Items 3 through 5, abstentions from voting and broker non-votes will have the practical effect of a vote against the proposal because an abstention or broker non-vote results in one less vote for the proposal. In addition, any shares which are not present or represented at the 2016 Annual Meeting, will in effect be a vote against Item 3 because an amendment to our certificate of incorporation requires the approval of a majority of our outstanding shares of common stock.

If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Brokers may not vote your shares on the election of directors or on Items 3, 4 or 5 in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below.

How to Vote.  Shares held in your name as the shareholder of record may be voted by you in person at the 2016 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2016 Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2016 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

You have the option of voting your shares over the Internet, by telephone or completing and returning a proxy card or voting instruction card. Voting over the Internet or telephone authorizes the named proxies to vote your shares as you direct. If you receive paper copies of our proxy materials and a proxy card or voting instruction card, you can vote by marking, signing, and returning your proxy card or voting instruction card as directed in the materials you receive. More information on how to vote by proxy is included in the proxy materials.

If any matters are properly presented for consideration at the 2016 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2016 Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named in the proxy card will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2016 Annual Meeting.

Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting and notifying the Corporate Secretary or Inspector of Election that you are changing your earlier vote. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count in the election of directors, Item 1, or on Item 3, 4 or 5, you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on Items 3, 4, or 5, no votes will be cast on your behalf on any of these items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2).

If you are a shareholder of record and do not return your proxy or attend the meeting, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2 through 5. If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting, but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes. A representative from Broadridge Financial Services will tabulate the votes and will serve as Inspector of Election at the 2016 Annual Meeting.

Voting Results. We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the SEC soon after the meeting, which will be available on our website.

CORPORATE GOVERNANCE

Overview

Our Board is committed to maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continuously reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

•	Audit Committee Charter

•	By-Laws

•	Certificate of Incorporation

•	Code of Conduct

•	Code of Ethics for Executive Officers, Senior Financial Officers and Managers

•	Compensation Committee Charter

•	Complaint Procedures for Accounting and Auditing Matters

•	Corporate Governance Committee Charter

•	Corporate Governance Guidelines

•	Director Nominating Process and Policy

•	Director Qualification Criteria

•	Director Resignation Policy

•	Incentive Compensation Recoupment Policy

•	Securityholder Communication Policy

•	Stock Ownership Guidelines

Board of Directors and Director Independence

Our Board has set the number of directors for the Board at seven and currently the seven members consist of Nicholas DeBenedictis, James J. Forese, Richard H. Glanton, Michael J. Lange, Manuel N. Stamatakis, Sotirios J. Vahaviolos and W. Curtis Weldon.

In July 2016, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that and Messrs. DeBenedictis, Forese, Glanton, Stamatakis and Weldon, representing five of our seven directors and all of our non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company.

In making this determination, the Board took into account that one of Mr. Stamatakis’ companies, Capital Management Enterprise (“CME”), provides benefits consulting services to the Company. The Company did not pay any fees to CME in fiscal 2016. Taking into account all the facts and circumstances, the Board determined that this relationship does not interfere with or impair Mr. Stamatakis’ ability to be independent from management.

Committees of the Board

Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Nicholas DeBenedictis	Member
James Forese	Chair	Member
Richard Glanton		Chair	Member
Manuel Stamatakis	Member	Member	Chair
Curtis Weldon			Member

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the NYSE and SEC rules and regulations. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report included in our proxy statement.

Compensation Committee

All of the members of our Compensation Committee qualify as independent. The Compensation Committee is responsible for, among other things:

•	reviewing and approving the following for our executive officers: annual base salaries, cash and equity incentive compensation, including specific goals, targets and amounts, other equity compensation, employment agreements, severance and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;

•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement;

•	appointing, overseeing and determining the work and compensation of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board nominees for election at each annual meeting of shareholders;

•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;

•	overseeing the evaluation of our Board and management;

•	reviewing succession planning;

•	recommending members for each Board committee to our Board; and

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time. We have not separated the roles of Chairman and CEO, with the Company’s founder and 43% shareholder, Sotirios Vahaviolos, serving in that dual role. The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time.

The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, is the founder who built the Company from the beginning. Dr. Vahaviolos’ combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees, customers and other constituents. Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose. In addition, the Corporate Governance Committee and the other independent directors take into account Dr. Vahaviolos’ 43% ownership interest in the Company and how that aligns him with the interests of all shareholders. The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for us.

Effective June 1, 2016, Dennis Bertolotti was promoted to President and Chief Operating Officer and Jonathan Wolk and Michael Lange were elevated to Senior Executive Vice President. These changes enable Dr. Vahaviolos to provide the Board with broader interaction with senior management, provide a leadership structure better suited for a larger company and enhance the succession planning for Dr. Vahaviolos in the future. This also provides Dr. Vahaviolos and the Board with a more flexible alternative should a change in the Board leadership structure be appropriate in the future.

Lead Director

The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee. Mr. Stamatakis currently serves as the chair of the Corporate Governance Committee and the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Executive Officers, Senior Financial Officers and Managers, which applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers, accounting officers, controllers, persons performing similar functions, and other senior finance and accounting managers. This code of ethics requires that our executive officers and financial leaders act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public. We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting valuable company assets, avoiding conflicts of interest, and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the Corporate Governance Committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee will take into account the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board take into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by June 1, 2017 in order to receive adequate consideration for the 2017 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Director Resignation Policy

The Board has a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;

•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or

•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Stock Ownership Guidelines and Incentive Compensation Recoupment Policy

The Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the prior three years (excluding shares a director has elected to take in lieu of cash fees). The guidelines for our executive officers are discussed on page 34 in the Compensation Discussion and Analysis. The Board has also adopted an Incentive Compensation Recoupment Policy (often referred to as a clawback policy), which is also discussed on page 34 in the Compensation Discussion and Analysis.

Other Key Governance Matters

Executive Sessions. The Audit Committee met four times and the Compensation Committee met once during fiscal year 2016 in executive session without the Chairman and CEO or any other members of management present. The independent directors met three times during fiscal year 2016 in executive session, without the Chairman and CEO or any other member of management present.

Board Oversight of Risk Management.  The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is led by the Board and the Audit Committee, but some areas are administered by committees tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual plan, and strategic planning (including matters affecting capital allocation); other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters; compliance matters; and management’s risk management programs.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives, particularly in light of Dr. Vahaviolos’ 43% ownership, his history as our founder and his stature in and knowledge of the asset integrity management and non-

destructive testing, or NDT, industry. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Board Meetings.  During 2016, the Board held five meetings, the Compensation Committee and the Corporate Governance Committee each had four meetings and the Audit Committee held nine meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

Annual Meeting Attendance.  The Company expects all directors to attend the annual meeting of shareholders. All of our directors elected at our 2015 annual shareholders meeting attended the meeting.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.

Term Limits; Mandatory Retirement. The Board has decided not to have term limits or a mandatory retirement age. The Board believes that directors should be evaluated based upon their abilities and contributions to the Board. Term limits and mandatory retirement may deprive the Board of a valuable member with great insight and detailed knowledge of us and our industry. For example, Mr. Forese is 80 years of age and has been on the Board for over ten years, but the other Board members and senior management value the knowledge, insight, experience and expertise Mr. Forese contributes to the Board and the Company.

DIRECTOR COMPENSATION

For fiscal 2016, non-employee directors received fees of $60,000 and an equity grant of $75,000 in shares of our common stock. The committee chairperson fees were $10,000 for the Audit Committee and $7,500 for the Compensation Committee and for the Corporate Governance Committee. The director fees and committee chair fees are paid quarterly in cash, but directors can elect to receive these cash fees in shares of our common stock, which Mr. Stamatakis has elected to do since 2011 and Mr. DeBenedictis did for his 2016 fees.

The following is the compensation of our non-employee directors in fiscal 2016.

	Cash	Stock (1)	Total
Nicholas DeBenedictis	—	$84,386	$84,386
James Forese	$70,000	$75,036	$145,036
Richard Glanton	$67,500	$75,036	$142,536
Ellen Ruff	$30,000	$37,528	$67,528
Manuel Stamatakis	—	$142,582	$142,582
W. Curtis Weldon	$60,000	$75,036	$135,036

(1)	Stock awards are valued based upon the grant date fair value in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three trading day period ending on the grant date, which is the reason for the difference between the award values above and the intended market value, using the three trading day average.

For fiscal 2017, the director compensation will remain the same as in 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2016, Messrs. Forese, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Certain relationships and related PERSON transactionS

Policy and Procedure for Approval of Related Person Transactions

We have a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees, executive officers and their family members and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval of a transaction by the Corporate Governance Committee is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, nominees and executive officers.

The following are transactions with related persons during fiscal 2016. The Corporate Governance Committee has reviewed all of these transactions previously and has either pre-approved or ratified each transaction which required the committee’s approval or ratification.

We lease our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Chairman and CEO. The lease provides for monthly payments of approximately $74,000 through October 31, 2015, with annual increases of 3% to a maximum monthly payment of approximately $96,500 during the last year of the lease term, which expires October 31, 2024.

Our French subsidiary leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos. The lease terminated January 2016, after which the lease was extended on a month-to-month basis. During fiscal 2016, our French subsidiary paid approximately $204,000 in rent.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During fiscal 2016, Dr. Vahaviolos’ daughter received approximately $127,000 in total compensation and benefits. In addition, Dr. Vahaviolos’ daughter personally guaranteed payments on a lease for office space and other obligations of our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our initial public offering in October 2009, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos. This agreement grants Dr. Vahaviolos registration rights with respect to shares of our common stock which were issued to him at the time of our IPO resulting from the conversion of his shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2016, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2016 (September 29, 2016), pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of July 31, 2016, we had 28,955,455 shares of common stock outstanding.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders, except as disclosed otherwise. The address for the directors and named executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class

Directors and Officers

Sotirios J. Vahaviolos (1)	13,385,263	43.3%
Nicholas DeBenedictis (2)	16,598	*
James J. Forese	65,550	*
Richard H. Glanton	12,352	*
Michael J. Lange (1)	381,702	1.3%
Manuel N. Stamatakis	38,567	*
W. Curtis Weldon	6,604	*
Jonathan H. Wolk (1)	42,643	*
Dennis Bertolotti (1)	106,062	*
Michael C. Keefe (1)	30,418	*
Directors and Executive Officers as a Group (1)	14,233,696	45.6%

Other 5% Holders

Wellington Management Group LLP and affiliates (3)	2,806,292	9.7%

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes options to purchase common stock exercisable as of July 31, 2016 or within 60 days thereafter and all unvested restricted stock units with only time-based restrictions (“RSUs”) for the following amounts:

	Options	RSUs	Total
Sotirios J. Vahaviolos	1,950,000	15,683	1,965,683
Michael J. Lange	139,358	37,771	177,129
Jonathan H. Wolk	—	30,000	30,000
Dennis Bertolotti	26,000	34,538	60,538
Michael C. Keefe	—	20,242	20,242
Directors and Executive Officers as a Group	2,115,358	152,309	2,267,667

(2)	Includes 5,000 shares owned by Mr. DeBenedictis’ spouse.

(3)	Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2015 on behalf of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during fiscal 2016, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. DeBenedictis was late filing two reports on Form 4 for two purchases of stock soon after he became a director, Mr. Bertolotti was late filing one report on Form 4 for one transaction and Michael Lange was late filing one report on Form 4 involving one transaction for the withholding of shares upon vesting to pay required withholding taxes.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1:          ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board has recommended that all of the current members of our Board of Directors be nominated for re-election to the Board. Directors who are elected at the 2016 Annual Meeting will serve a one-year term expiring at the 2017 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. A majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Forese, Lange and Stamatakis and Dr. Vahaviolos have been on our Board for over ten years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision making of the Board.

We believe that each nominee for election as director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees:

Nicholas DeBenedictis

Director since 2015; Age 70

Nicholas DeBenedictis served as Chief Executive Officer of Aqua America, Inc. from 1992 until his retirement in July 2015, and has been the Chairman of the Board since May 1993, becoming the non-executive Chairman of the Board upon his retirement as CEO in 2015. He also served as Chairman and Chief Executive Officer of Aqua America’s principal subsidiaries, including Aqua Pennsylvania, Inc. Mr. DeBenedictis served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon Corporation) from 1989 until 1992; as President of the Greater Philadelphia Chamber of Commerce from December 1986 to April 1989; and as the Secretary of the Pennsylvania Department of Environmental Resources from 1983 to 1986. Mr. DeBenedictis is also a director of Exelon Corporation and P.H. Glatfelter Company, and also serves on the boards of Pennsylvania area non-profit, civic and business organizations. Mr. DeBenedictis received a B.S. in business administration and a M.S. in environmental engineering and science from Drexel University.

The Board believes that Mr. DeBenedictis is a qualified candidate because of his knowledge, experience and demonstrated success from serving for over 20 years as the chairman and chief executive officer of a substantial public company. He has also served as an executive of a major electric utility, the head of Pennsylvania’s environmental regulatory agency, and as a director of two other public companies in addition to his role as Chairman at Aqua America, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. The Board believes that the experience, insights and knowledge Mr. DeBenedictis has from his leadership roles in business and community activities are important qualifications, skills and experience that will provide valuable assistance to the Board and greatly contribute to the overall knowledge of the Board and its ability to address the issues the Board and the Company confront.

James J. Forese

Director since 2005; Age 80

Mr. Forese is an Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he has held since he joined the firm in July 2003. Prior to joining HCI Equity Partners, Mr. Forese served as Chairman, President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese was a director and a Chairman of the audit committee and a member of the compensation committee and environmental, health & safety committee of Progressive Waste Solutions, and non-executive chairman since January 2010 until its merger with Waste Connections, Inc. in January 2016, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008 and was on the board of directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in September 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’s experience with audit committees and his tenure as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens key functions of the Board and Audit Committee, such as oversight of financial reporting and internal controls.

Richard H. Glanton

Director since 2009; Age 69

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to elected officials. From May 2003 to May 2007, Mr. Glanton served as Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc., where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board’s collective knowledge, capabilities and experience.

Michael J. Lange

Director since 2003; Age 56

Mr. Lange is Vice Chairman and Senior Executive Vice President, Strategic Planning and Business Development for the Company. Mr. Lange joined Mistras when it acquired Quality Services Laboratories in November 2000. Mr. Lange is a well-recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for over 20 years. Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics.

The Board believes that Mr. Lange’s extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board. In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, providing valuable insight and perspective to the Board as it considers strategies for future growth.

Manuel N. Stamatakis

Director since 2002; Age 68

Mr. Stamatakis is the President and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania. Mr. Stamatakis was also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Greater Philadelphia Tourism Marketing Corporation, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation; and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge and experience, particularly those gained from starting and leading a business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos

Director since 1978; Age 70

Dr. Vahaviolos has been the Chairman and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 43% ownership interest in the Company, positions him well to serve as our Chairman.

W. Curtis Weldon

Director since 2014; Age 69

Mr. Weldon served 20 years in the United States Congress as Representative for the 7th District of Pennsylvania from 1987 to 2007. Mr. Weldon retired from Congress as Vice Chairman of the Armed Services Committee and Vice Chairman of the Homeland Security Committee and during his tenure also served as Vice Chair, House Armed Services Committee; Chairman, Tactical Air and Land Forces Subcommittee; Chairman, Military R&D Subcommittee; Vice Chair, Homeland Security Committee; and Member, House Science Committee. Mr. Weldon also organized and chaired the National Disaster Fire and EMS Caucus for 20 years and served as America’s Honorary Fire Chief. Mr. Weldon also served on 60 Bi-Partisan Congressional Delegations to over 125 countries. Since his retirement from Congress, Mr. Weldon founded Jenkins Hill International in 2007, which provides national and international consulting services. Mr. Weldon also serves on the board of advisors or directors of numerous organizations, including the U.S. Congress Defense & Security Task Force, Department of Homeland Security Technical Advisory Panel, Center for Campus Fire Safety, and Transeco Energy Corporation, and is actively involved in fire safety and prevention and first responders organizations. Mr. Weldon received his BA in Humanities with concentration in Russian Studies from West Chester University, an associate’s degree in Fire Science from Delaware County Community College and is a National Fire Prevention Association Certified Fire Protection Specialist.

The Board believes that Mr. Weldon’s vast experience in Congress and his leadership roles in foreign affairs bring unique insight and experience to the Board. In addition, Mr. Weldon’s experience in foreign relations in many countries will provide valuable assistance to the Company as we address various issues involving our international business. Mr. Weldon’s experience with and knowledge of government will also assist the Company as we look to grow our asset protection solutions offerings for public infrastructure, such as bridges, and military equipment, such as aircrafts. Mr. Weldon’s leadership in fire safety and prevention is also complimentary to our emphasis on safety and accident prevention.

Vote Required and Recommendation of the Board. The seven nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.          RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2017. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of shareholders on the appointment. The Audit Committee will reconsider the appointment of KPMG if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders best interests.

A representative of KPMG is expected to attend the 2016 Annual Meeting and will have the opportunity to make a statement if the KPMG representative desires to do so and to respond to appropriate questions presented at the meeting.

Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm will be approved if a majority of the shares of common stock present or represented by proxy at the 2016 Annual Meeting vote for this item. The Board intends to vote all proxies for the ratification of KPMG, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2017.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and KPMG. These meetings also included private sessions with the internal auditors, KPMG, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2016 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditors and KPMG. The Audit Committee also discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

The Audit Committee has discussed with KPMG matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016 for filing with the Securities and Exchange Commission.

James Forese, Chairman

Nicholas DeBenedictis

Manuel Stamatakis

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG for professional services rendered for the audit of our fiscal 2016 and 2015 financial statements and the fees billed in fiscal 2016 and 2015 for the other services listed below.

	2016	2015
Audit Fees	$1,649,500	$1,410,000
Audit-Related Fees	72,000	23,000
Tax Fees	—	25,000
All Other Fees	—	—
Total	$1,721,500	$1,458,000

Audit Fees: Audit fees for both years consisted of aggregate fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and, reviews of interim consolidated financial information.

Audit-Related Fees: Consisted of fees for performing statutory audits for certain international subsidiaries.

Tax Fees: Consisted of fees for tax consultation services.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. All of the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of its auditing function.

ITEM 3:	APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO ALLOW SHAREHOLDERS TO REMOVE DIRECTORS WITH OR WITHOUT CAUSE

Article VIII of our Second Amended and Restated Certificate of Incorporation provides that directors can be removed from the Board only for cause by the holders of a majority of our common stock. Recent cases in the Delaware have held that if all the members of the board of directors of a Delaware corporation are elected each year, a majority of the holders of stock may remove directors with or without cause. In response to this, the Board has unanimously adopted resolutions, subject to shareholder approval, approving and declaring the advisability of an amendment to Article VIII of our Second Amended and Restated Certificate of Incorporation to allow the holders of a majority of our common stock to remove directors with or without cause. The proposed amendment to our Second Amended and Restated Certificate of Incorporation is set forth in Exhibit A, and we have shown the changes to the relevant portions of Article VIII resulting from the amendment, with deletions indicated by strike-outs and additions indicated by underlining. If approved by the requisite vote of shareholders as set forth below, our Second Amended and Restated Certificate of Incorporation will be amended to allow the holders of a majority of our common stock to remove directors with or without cause. The Board has already adopted amendments to our by-laws that are consistent with the proposed amendment to the Second Amended and Restated Certificate of Incorporation contained in Exhibit A.

If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we plan to do promptly after the 2016 Annual Meeting.

Vote Required and Recommendation of the Board. The affirmative vote of majority of all outstanding shares of our common stock entitled to vote will be required for approval of this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a negative vote on this proposal. Therefore, it is important that you vote your shares either at the meeting or by proxy. The Board intends to vote all proxies to approve the amendment, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote “FOR” the proposal to amend our Second Amended and Restated Certificate of Incorporation to allow for the removal of directors with or without cause.

ITEM 4:	APPROVAL OF THE MISTRAS GROUP, INC. 2016 LONG-TERM INCENTIVE PLAN

Overview

Our shareholders are being asked to approve the Mistras Group, Inc. 2016 Long-Term Incentive Plan (“2016 Plan”). The 2016 Plan was adopted by our Board of Directors on August 20, 2016, subject to approval by our shareholders at the 2016 Annual Meeting. A copy of the 2016 Plan is set forth in Exhibit B to this proxy statement.

The 2016 Plan would replace our 2009 Long-Term Incentive Plan (the “2009 Plan”) which was adopted at the time of our IPO in 2009. As of August 31, 2016, the number of shares of our common stock available for new grants under the 2009 Plan was approximately 361,000. Therefore, we anticipate that the 2009 Plan will soon run out of authorized shares available for new grants. The 2016 Plan would allow us to issue up to 1,700,000 shares of our common stock under new equity compensation awards, which should be sufficient to allow us to continue making equity-based incentive compensation awards similar to those authorized by the 2009 Plan for the next four to five years. The 2016 Plan also contains provisions to reflect best practices that have evolved since the adoption of the 2009 Plan. Also, if approved by our shareholders, the 2016 Plan would allow us to grant performance-based equity and cash incentive awards that are intended to be exempt from the tax deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Upon the approval by shareholders of the 2016 Plan, no more awards will be made under the 2009 Plan.

Long term equity-based and other forms of incentive compensation have been and are expected to continue to be necessary and key components of our overall compensation program. The Board believes that our ability to grant equity-based incentive compensation under the 2016 Plan will enable us to meet several objectives that are important to the success and growth of our business, including, for example, fostering an ownership mentality that aligns the interests of our management and other personnel with those of our shareholders, and enabling us to attract, motivate, reward and retain talented individuals whose skills, experience and efforts are essential to the continuing success and development of our business and the enhancement of shareholder value. If the 2016 Plan is not approved, we will still be able to make equity-based awards under our 2009 Plan but, as indicated, the 2009 Plan will be of limited utility given the relatively low number of shares that remain available for future awards. We could also lose our ability to make incentive compensation awards that are exempt from the deduction limitations of Section 162(m) of the Code. Based upon the foregoing, the Board believes strongly that approval of the 2016 Plan is in the best interests of the Company and our shareholders.

Reason for Shareholder Approval of the 2016 Plan

Shareholder approval of the 2016 Plan is required by the equity compensation rules of the NYSE, on which our shares are listed and, as noted above, will enable us to grant awards under the 2016 Plan that qualify for tax deductibility without limitation under Section 162(m) of the Code. Shareholder approval of the 2016 Plan will also permit us to grant “incentive stock options” (within the meaning of Section 422 of the Code), which may provide favorable tax treatment to employees. In addition, we regard shareholder approval of the 2016 Plan to be necessary under and consistent with corporate governance best practices generally.

Features Included in the 2016 Plan

The 2016 Plan includes a number of features that are designed to reflect best corporate governance and compensation practices and otherwise take into account our shareholders’ interests, including:

•	The 2016 Plan would allow us to grant various forms of equity- and cash-based incentive compensation opportunities, including stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based stock or cash awards and, in turn, provide us with sufficient flexibility to structure appropriate incentives and respond to market-competitive changes in compensation practices.

•	There is no “evergreen” provision for automatically replenishing the authorized pool of shares available for awards under the 2016 Plan.

•	There are limitations on the number of shares and the value of cash incentive awards that may be made to any individual in any fiscal year.

•	Repricing of stock options or stock appreciation rights or cash buyouts of underwater stock options or stock appreciation rights is prohibited without shareholder approval.

•	The granting of discounted stock options and stock appreciation rights and the granting of “reload” or replacement options are all prohibited.

•	Shares repurchased by us on the open market with proceeds from the exercise of stock options may not be returned to the pool of shares available for awards under the 2016 Plan.

•	Awards that are continued or assumed in connection with a change in control are subject to “double trigger” vesting.

•	Awards are generally subject to minimum vesting of at least one year, and we have only limited authority to accelerate vesting of outstanding awards.

•	Awards made under the 2016 Plan are subject to our executive incentive compensation claw back policies and certain stock ownership requirements.

•	We will be permitted to grant performance-based awards under the 2016 Plan that are intended to qualify for exemption from the compensation deduction limitations of Section 162(m) of the Code.

Description of the 2016 Plan

The following summary describes the principal features of the 2016 Plan as adopted by the Board and is qualified in its entirety by reference to the full terms of the 2016 Plan document set forth in Exhibit B.

Eligibility

The 2016 Plan would enable us to grant equity-based and cash incentive awards to our and any of our subsidiaries’ present or future non-employee directors, officers, employees, consultants or advisers and to grant “incentive stock options” (within the meaning of Section 422 of the Code) to our and any of our subsidiaries’ employees. We estimate that the total number of eligible persons currently is approximately 5,700 and approximately 350 employees and directors hold outstanding equity awards under our 2009 Plan. The types of awards that may be granted under the 2016 Plan are described below under the heading “Forms of Awards.”

Shares Issuable Under the 2016 Plan

We have reserved up to 1,700,000 shares of our common stock for issuance under the 2016 Plan, subject to the following share-counting requirements:

•	The total number of shares covered by an award of stock appreciation rights that is settled in shares (and not just the number of shares issued in settlement of the award) will be deemed to have been issued.

•	Shares that are used or withheld to satisfy the exercise price or tax withholding obligations under an award will be deemed to have been issued under the 2016 Plan and will not be available for issuance under future grants.

•	Shares purchased by us with cash received from the exercise of an option will not be available for awards made under the 2016 Plan.

•	All forms of equity based awards will be counted against the 1,700,000 share reserve on a one-for-one basis, whether the award consists of options, restricted stock units or other types of equity awards.

•	The following shares will be deemed not to have been issued and will remain available for issuance under new awards: (a) shares covered by an option or stock appreciation right that is forfeited or otherwise terminated or canceled for any reason other than exercise, (b) shares covered by restricted stock, restricted stock unit or other awards that are forfeited, and (c) shares covered by an award that is settled in cash or that otherwise terminates without shares being issued.

Individual Award Limitations

No more than 400,000 shares may be issued pursuant to awards granted in a single calendar year to any individual participant other than a non-employee director, and no more than 50,000 shares may be issued pursuant to awards granted to any non-employee director in any single calendar year. No participant may earn a cash incentive award for any calendar year exceeding the lesser of (a) four times the participant’s base salary, or (b) $5,000,000.

Adjustments for Capital Changes

In the event of a split-up, spin-off, stock dividend, recapitalization, consolidation of shares or similar capital change involving the outstanding shares of our common stock, the aggregate number of shares that may be issued under the 2016 Plan, the annual limitations on individual stock-based awards, and the number, class and exercise price of shares covered by outstanding awards will be subject to equitable adjustment in order to avoid undue dilution or enlargement of the benefits available under the 2016 Plan and any outstanding awards.

Plan Administration

The 2016 Plan will be administered by the Compensation Committee of the Board. Subject to the terms of the 2016 Plan, the Compensation Committee, acting in its discretion, may select the persons to whom awards will be made, prescribe the terms and conditions of each award and make amendments thereto, construe, interpret and apply the provisions of the 2016 Plan and of any award agreement, and make any determinations and take any other actions as it deems necessary or desirable in order to carry out the terms of the 2016 Plan or of any award. The Compensation Committee’s determinations and decisions as to matters relating to the operation and administration of the 2016 Plan are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the 2016 Plan, unless attributable to fraud or willful misconduct.

Limitations on Compensation Committee Authority

•	Minimum Vesting. The 2016 Plan requires that equity awards for all but 85,000 shares (5% of the share allowance under the 2016 Plan) must have a vesting period of at least one year following the grant date. We anticipate that the 5% exception will be used almost exclusively for equity-based compensation awards made to our non-employee directors. The Compensation Committee has no authority to accelerate the vesting of an outstanding award except (a) in connection with the termination of a participant’s employment on account of death or disability or (b) in connection with a change in control as described on page 23.

•	Re-Pricing Prohibited. In general, the Compensation Committee may not (a) reduce the exercise price or base price under outstanding options or SARs; (b) cancel outstanding options or SARs in exchange for options or SARs with a lower exercise price or base price; or (c) cancel outstanding options or SARs in exchange for cash or other securities at a time when the per share exercise or base price under such options or SARs is higher than fair market value.

•	No Reloading of Options. The Compensation Committee may not grant an option that includes a “reload” feature or make any other awards that have the effect of providing a “reload” feature with respect to shares used to satisfy the option exercise price or applicable withholding tax.

Forms of Awards

Awards under the 2016 Plan may be in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, other forms of equity-based awards and performance-based cash incentive awards. The following is a description of some of the equity-based awards that may be granted under the 2016 Plan:

•	Stock Options. Stock options represent the right to purchase shares of our common stock within a specified period of time for a specified price, subject to vesting, forfeiture and other terms and conditions as may be determined by the Compensation Committee, acting in accordance with the 2016 Plan. The purchase price per share must be at least equal to the fair market value per share on the date the option is granted. Stock options granted under the 2016 Plan may have a maximum term of ten years. The Compensation Committee has the flexibility to grant stock options to employees that are intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Code), subject to special rules imposed by the Code.

•	Restricted Stock. Restricted stock awards consist of the issuance of shares of our common stock subject to such continuing service and/or performance-based vesting conditions as the Compensation Committee may determine in accordance with the 2016 Plan. Unless the Compensation Committee determines otherwise, the holder of a restricted stock award may vote the shares covered by the award and receive dividends on those shares (subject to such vesting conditions as the Compensation Committee may impose).

•	Restricted Stock Units (RSUs). RSUs represent the right to receive shares of our common stock in the future, subject to such continuing service and/or performance-based vesting conditions as the Compensation Committee may determine in accordance with the 2016 Plan. RSUs that vest may be settled in the form of shares of common stock or in cash (based upon the fair market value of our shares on the applicable settlement date). The holder of an RSU shall have no rights as a shareholder with respect to shares covered by the RSU until the award vests and the shares are issued, except that the Compensation Committee may award dividend equivalents with respect to shares covered by an unvested RSU award, subject to the same vesting and payment conditions that apply to those shares.

•	Stock Appreciation Rights (SARS). Stock appreciation rights represent the right to receive any appreciation in the fair market value of the shares of our common stock covered by the award from the date the award is granted to the date the award is exercised. SARs are subject to such vesting and forfeiture conditions as the Compensation Committee may impose in accordance with the 2016 Plan. Upon exercise, a vested SAR may be settled in the form of cash or shares of our common stock in an amount or with a value equal to the amount of such appreciation.

•	Other Forms of Stock Awards; Performance-Based Cash Incentive Awards. The Compensation Committee may grant other forms of awards under the 2016 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, shares of our common stock, including, for example, performance share awards, performance unit awards, stock bonus awards and dividend equivalent awards. Any such other awards will be settled in the form of cash and/or shares of our common stock and will be subject to the provisions of the 2016 Plan and any other terms and conditions prescribed by the Compensation Committee. In addition, the 2016 Plan authorizes the Compensation Committee to make annual and/or long-term cash incentive awards that are contingent on the achievement of pre-established performance goals and subject to such other terms and conditions as the Compensation Committee may prescribe.

Section 162(m) Performance-Based Awards and Performance Goals

Section 162(m) of the Code imposes a $1 million deduction limit on annual compensation paid to each of our named executive officers (other than our Chief Financial Officer). Section 162(m) deduction limit does not apply to “performance-based compensation” that meets certain conditions, including a shareholder approval condition. The 2016 Plan authorizes our Compensation Committee to grant restricted stock, restricted stock units, cash and other incentive awards that are intended to qualify for the performance-based compensation exemption. In general, a performance-based award made under the 2016 Plan may qualify for the performance-based compensation exemption if, among other things, the amount earned under the award and/or vesting of the award is conditioned upon the attainment of objective performance goals that are pre-established by the Compensation Committee and that are based upon any one or more of the following performance factors, in each case taking into account such adjustments and other objective factors that the Compensation Committee may specify at the time a performance goal is established:

(a)          Income measures (including, but not limited to, gross profit; operating income; earnings before or after taxes; earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and share-based compensation (EBITDAS); EBITDA or EBITDAS with adjustments for non-recurring or non-operational items; or earnings per share);

(b)          Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(c)          Profit margin measures (including but not limited to operating income as a percentage of revenue, EBITDA, EBITDAS, adjusted EBITDA or adjusted EBITDAS as a percentage of revenue; net income as a percentage of revenue);

(d)          Cash flow or liquidity measures, such as cash flow return on investments, which equals net cash flows divided by owner equity, or other cash flow measures including but not limited to operating cash flow, free cash flow (meaning cash flow from operating activities less capital expenditures), with or without adjustments;

(e)          Earnings per common share;

(f)           Gross revenues;

(g)          Debt measures (including, without limitation, debt multiples on any earnings or income measure);

(h)          Market value added;

(i)           Economic value added; and

(j)           Share price (including, but not limited to, growth measures and total shareholder return).

In establishing performance goals with respect to an award intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, performance factors listed above may be expressed solely by reference to our performance and/or the performance of any one or more subsidiaries and/or the performance of any of our or any subsidiary’s divisions, business segments or business units, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies). Subject to compliance with the U.S. Treasury regulations under Section 162(m) of the Code, the Compensation Committee may adjust performance goals as necessary or appropriate in order to account for changes in law or accounting or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of an award, including without limitation (1) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (3) acquisitions and divestitures, or (4) changes in generally accepted accounting principles. The Compensation Committee will be responsible for determining whether and the extent to which performance objectives have been achieved and the amount of cash and/or number of shares of our common stock earned and payable as a result of such achievement. The Compensation Committee may not increase the amount payable under an award that is intended to qualify for the exemption from Section 162(m) but does retain the discretion to adjust such awards downward.

Transferability of Awards

In general, awards made under the 2016 Plan may not be transferred or assigned, except as may be permitted by the Compensation Committee.

Recoupment of Awards

The 2016 Plan provides that awards made under the 2016 Plan are subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of Section 954 of the Dodd-Frank Act.

Payment of Exercise Price and Tax Withholding

In general, the exercise price under a stock option and the tax withholding obligation resulting from the exercise or settlement of an award may be satisfied in cash and/or in such other ways as the Compensation Committee may permit, including, for example, by the participant’s surrender of previously-owned shares or by our issuing net shares pursuant to which we hold back shares that would otherwise be issued in connection with such exercise or settlement.

Change in Control Provisions

If a “change in control” (as defined in the 2016 Plan) occurs, the parties to the change in control transaction can agree that outstanding 2016 Plan awards will be assumed by, or converted into economically equivalent awards for securities of, the acquiring or successor company and continued on substantially the same vesting and other terms and conditions as the original award. The 2016 Plan also contains a “double trigger” vesting provision pursuant to which vesting of an assumed or converted award will accelerate if the participant’s employment with the acquiring or successor company is involuntarily terminated (e.g., by the successor without “cause” or by the participant for “good reason, as defined in the 2016 Plan) within two years after the date of the change in control. If an outstanding 2016 Plan award is not assumed or substituted by the acquiring or successor company, however, the award will be deemed to be fully vested and will be cancelled in exchange for the transaction value. Notwithstanding the above, if the original award is subject to the satisfaction of performance conditions, then such performance conditions shall be deemed to have been satisfied immediately prior to the change in control on the basis of actual performance as of the date of the change in control and/or on a pro rata basis for the time elapsed during an ongoing performance period. No consideration will be payable for the cancellation of an option or stock appreciation right if the transaction value per share is not greater than the exercise or base price per share under the award.

Termination and Amendments

Unless sooner terminated by the Board, the 2016 Plan shall expire on the tenth anniversary of the date of its approval by our shareholders. The Board may amend or terminate the 2016 Plan at any time, provided, however, that no such action may adversely affect outstanding awards without the holder’s consent. Amendments to the 2016 Plan will be subject to shareholder approval if and to the extent required in order to comply with applicable legal or stock exchange requirements.

Certain Federal Income Tax Consequences

The following paragraphs summarize the principal federal income tax consequences generally applicable to U.S. taxpayers who receive awards under the 2016 Plan and to us. The following summary does not purport to be a complete discussion of the federal income tax issues relating to an award under the 2016 Plan and may not be relied upon as tax advice.

Nonstatutory Stock Options. A nonstatutory stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Code. No taxable income is realized by a participant upon the grant of a nonstatutory stock option. If the option is exercised, the participant will generally realize ordinary income on the exercise date in an amount equal to the excess of the then fair market value of the shares purchased on that date over the exercise price paid for those shares, and we will generally be entitled to a corresponding deduction. The participant’s tax basis for the shares will be equal to the value of the shares on the date the option is exercised, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Incentive Stock Options. No taxable income is realized by a participant upon the grant or exercise of an “incentive stock option” (within the meaning of Section 422 of the Code), although the exercise may have alternative minimum tax consequences to the participant. A participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the participant sells the shares more than two years after the grant date and more than one year after the exercise date, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the shares before the end of either of those two holding periods, any gain realized on the sale will be taxable as ordinary income to the extent that the value of the shares on the date the option is exercised exceeds the option exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction equal to any ordinary income realized by the participant upon the sale of the shares.

Restricted Stock Awards. In general, a participant who receives shares of restricted stock will not realize taxable income unless and until the shares become vested, at which time the participant will realize ordinary income equal to the then fair market value of the vested shares and we will be entitled to a corresponding deduction. The participant’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant may make an “early income election” within 30 days of the receipt of restricted shares, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the fair market value of the shares on that date, and we would be entitled to a corresponding deduction. If the early election is made, no income will be realized by the participant if and when the shares become vested.

Restricted Stock Units, Stock Appreciation Rights and Other Awards. In general, a participant who receives shares of our common stock and/or cash in settlement of a RSU award will realize ordinary income equal to the then fair market value of the shares and/or amount of cash received, and we will have a corresponding deduction. No taxable income is realized upon the receipt of SARs. In general, a participant will realize ordinary income when SARs are exercised, equal to the excess of the value of the shares covered by the exercise on the exercise date over the fair market value of those shares on the SAR grant date, and we will have a corresponding deduction. Similarly, if a participant receives cash and/or shares pursuant to another form of award under the 2016 Plan, he or she will generally realize ordinary income at that time equal to the then fair market value of the shares and/or the amount of cash received, and we will be entitled to a corresponding deduction.

Section 162(m) of the Code. Section 162(m) of the Code imposes an annual $1 million limit on the amount of compensation that may be deducted with respect to the chief executive officer and the next three most highly compensated named executive officers other than the chief financial officer. Certain “performance-based” compensation is not taken into account in applying the annual deduction limitation. If approved by our shareholders, the 2016 Plan will allow us to make performance-based equity and cash incentive awards that are intended to qualify for the “performance-based” compensation exemption. Nevertheless, deductibility is only one of many factors that would be considered in connection with awards made under the 2016 Plan, and, as it deems appropriate, the Compensation Committee may grant awards which are not intended to (or which ultimately do not) qualify for the “performance-based” compensation exemption.

Tax Withholding. We have the right to deduct or withhold, or require a participant to remit to us, any amounts sufficient to satisfy applicable tax withholding requirements arising in connection with the exercise, vesting, lapse of restrictions or other taxable event pertaining to any awards made under the 2016 Plan. The Compensation Committee may, at the time an award is granted or thereafter, require or permit any such withholding requirement to be satisfied, in whole or in part, by delivery of, or withholding from the award, shares having a fair market value on the date of withholding equal to the applicable withholding amount.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE 2016 PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS FEDERAL ESTATE TAX CONSIDERATIONS OR STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY SHAREHOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE SHAREHOLDER UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C)

SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Shares Authorized for Issuance under Our Equity Compensation Plans

The following table provides information as of May 31, 2016 concerning the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options (2)	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon the exercise of outstanding options) (3)
Equity Compensation Plans Approved by Security Holders(1)	2,232,000	$13.21	658,000

Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,232,000	$13.21	658,000

Number of securities are rounded to the nearest thousand.

(1)	Includes all the Company’s plans: 1995 Incentive Stock Option and Restricted Stock Plan (“1995 Plan”), 2007 Stock Option Plan (“2007 Plan”) and the 2009 Plan. Since our IPO in October 2009, we ceased awarding any new grants under the 1995 Plan or the 2007 Plan. Upon shareholder approval of the 2016 Plan, we will cease awarding any new grants under the 2009 Plan.

(2)	The weighted average remaining term for all outstanding stock options as of May 31, 2016 was 3.14 years.

(3)	There were also approximately 902,000 unvested restricted stock units and earned performance-based units outstanding as of May 31, 2016.

Vote Required and Recommendation of the Board. The vote on approval of the 2016 Plan will be considered approved if a majority of the shares of common stock present or represented by proxy at the 2016 Annual Meeting vote FOR this item. The Board intends to vote all proxies to approve the 2016 Plan, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends that you vote FOR the approval of the 2016 Plan.

ITEM 5:          ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is asking our shareholders to cast an advisory vote on the compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Compensation Committee of the Board recommends, approves and governs all of the compensation policies and actions for all of our named executive officers. The section of this proxy statement captioned “Compensation Discussion and Analysis” provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2016 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholder vote on executive compensation is non-binding, the Compensation Committee and the Board value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be approved if a majority of the shares of common stock present or represented by proxy at the 2016 Annual Meeting vote FOR this item. The Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation of our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2016 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2016.

Richard Glanton (Chairman)

James Forese

Manuel Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs and policies have been developed to link incentive compensation to Company performance and increases in shareholder value and pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance. In fiscal 2016, we kept the annual cash bonus plan as it has been for the past few years, as we and the Compensation Committee believe this plan achieves our overall executive compensation objectives. In fiscal 2016, we changed the equity incentive compensation as we discussed in last year’s proxy statement. We previously had a program that measured earning per share growth and the return to our shareholders relative to other companies in our sector over a three year period. We changed our program in 2016 because the previous plan was not meeting our needs as discussed below.

Overview and Philosophy

Our executive compensation objectives are to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance. Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business profitably and aligning the long-term interests of our executives and shareholders.

Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive programs, an annual cash incentive or “bonus plan” and an equity compensation plan or equity plan. The awards for both plans are based primarily on the Company’s financial performance, with the bonus plan being a cash program, while the equity plan awards equity interests in the Company. The objective of the bonus plan is to pay executive officers currently in cash based on the Company’s and the executives’ performance that year. The “equity plan” offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Chairman and CEO. The Compensation Committee annually reviews the Chairman and CEO’s performance, establishes his compensation, and reviews with the Chairman and CEO his assessment of the other members of senior management and his recommendations for their compensation. The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Forese, Glanton and Stamatakis).

The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. The Compensation Committee retained an independent compensation consultant, Pay Governance LLC, to review the compensation programs and assist in the development of the incentive plans. Pay Governance has been retained directly by the Compensation Committee and any services rendered for us are as directed by the Compensation Committee.

Components of Executive Compensation for Fiscal 2016

The principal components of our current executive compensation program are base salary, the bonus plan and the equity plan awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer’s base salary is reviewed annually by the Compensation Committee. The Compensation Committee takes into account benchmarking information regarding our executive officers’ base salary against an industry peer group and broader database when determining adjustments to executive officers’ salaries.

The bonus plan and equity plan for our executive officers are performance based, and are tied to our results as described below. The objective of these plans is to link compensation to our performance. The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the bonus plan and equity plan, more than 50% of total compensation for all of our named executive officers is performance-based, and almost 75% of our Chairman and CEO’s compensation is performance-based.

Under the bonus plan, executive officers can earn a percentage of their base salary based upon our performance against specific metrics. The equity plan provides executive officers with the opportunity to earn restricted stock units (“RSUs”) based on our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no bonus or RSUs can be earned for that metric.

Each executive has a target award potential he or she can earn under each program expressed as a percentage of the executive’s base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his or her target award related to that metric. Each executive officer can earn between 0% and 200% of his or her target award, based upon performance against specific metrics.

The following are the 2016 target awards for our named executive officers under each program.

		Percentage of Base Salary
Name	2016 Position	Bonus Plan	Equity Plan
Sotirios Vahaviolos	Chairman, Chief Executive Officer and President	85%	200%
Jonathan Wolk	Executive Vice President, Chief Financial Officer and Treasurer	55%	80%
Michael Lange	Vice Chairman and Group Executive Vice President, Strategic Planning and Business Development	60%	100%
Dennis Bertolotti	Group Executive Vice President, Services Americas	55%	80%
Michael Keefe	Executive Vice President, General Counsel and Secretary	50%	80%

Bonus Plan

For fiscal 2016, performance metrics for the bonus plan were (i) EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other unusual and/or nonrecurring expenses, which accounted for 30% of the award, (ii) revenue, which accounted for 30% of the award and (iii) EBITDAS as a percent of revenue, also known as EBITDAS margin, which accounted for 20% of the award. These metrics were established at the beginning of fiscal 2016 based upon the Company’s internal plan and budget. With respect to the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, the Company’s overall performance accounted for 100% for these three metrics under the bonus plan (which comprised 80% of the award opportunity). For the Group Executive Vice Presidents and other executive officers whose primary responsibilities are to manage a business unit or segment, the EBITDAS, revenue and EBITDAS margin metrics under the bonus plan were based 75% on their specific business unit’s or segment’s performance and 25% on the Company’s overall performance. The remaining 20% of the award potential for all executive officers was based upon the individual executive officer’s performance relative to specific individual objectives.

The revenue, EBITDAS and EBITDAS margin metrics were selected for the bonus plan because these are the primary metrics management and the Board use to evaluate the Company’s performance. The EBITDAS margin metric was selected to provide incentives for management to continue growing the business while maintaining an appropriate level of profitability

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level. If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of target award. The Compensation Committee determines the individual performance portion of the bonus plan award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the bonus plan awards for the other executive officers.

Equity Plan

The Compensation Committee approved changes to our equity compensation plan for our executive officers for fiscal 2016. The Compensation Committee approved modifications to the plan to eliminate the three-year measurement period and the relative TSR for several reasons. First, given that we are still growing and maturing, setting fixed financial performance metrics over a three-year period is very challenging. The Compensation Committee believed that this task is difficult even for mature, long-tenured companies. For example, the dramatic drop in oil prices and the impact that had on us and our industry and customers is difficult to predict over a three-year period. Second, the Compensation Committee was concerned with keeping the executive team motivated. With a three year performance period, a poor first year, in which unusual market conditions result in performance far below target, the long-term awards lose much of their value if the executive officers do not perceive much value in the award. The same can occur with a one year measurement period, but the Compensation Committee believes that establishing new targets based upon the business plan and budget for the very next fiscal period provides greater incentive for the executive team. Another factor was that the relative TSR metric has been expensive to administer relative to its benefit, due the costs of having a third party value the awards, which then need to be audited and evaluated by experts at our independent auditors, and then having the results verified. Given that very few individuals received these awards, and that only 25% of equity incentive awards were based upon relative TSR, management and the Compensation Committee believed that the cost of administration outweighed the benefits of using this metric versus other metrics that align management with shareholder interests. Finally, the plan did not provide for any performance award based upon individual performance, which can be important when executive officers need to take action in difficult times. Accordingly, the Compensation Committee decided that changes were warranted that would take into account our financial plans over a shorter time period and allow for a discretionary portion of the award based upon individual performance.

Accordingly, the Compensation Committee approved modifications to the equity plan for fiscal 2016 which required that we meet one year performance metrics based upon our financial plan and forecast for the fiscal year. The revised plan also includes a component for individual performance. Based upon performance, executive officers are awarded restricted stock units, or RSUs, which vest over a four year period.

The equity plan for fiscal 2016 had three metrics that were based upon our fiscal 2016 performance: (i) operating income, which accounted for 35% of the award, (ii) adjusted EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other non-routine items as determined by the Compensation Committee, and accounted for 25% of the award, and (iii) revenue, which accounted for 20% of the award. The remaining 20% of the award potential was based upon the individual executive officer’s performance. The target for each metric was based on our plan set at the beginning of fiscal year 2016 and reviewed by the Board, which was also the basis for the guidance we provided to the market at the beginning of the fiscal year for our fiscal 2016 performance.

Under the 2016 equity plan, if the performance for a specific metric is at target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance. A minimum of 80% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 80% of performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 80% and 100% of target for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 80% level equating to a 2.5% increase in the percentage of target award. If the performance for a specific metric exceeds 100% of the target level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of target. If performance is between 100% and 120% of target performance for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in the percentage of target award. The Compensation Committee determines the individual performance portion of the award for the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the awards for the other executive officers.

Under the revised equity plan, the target award for each executive officer was established in RSUs based upon the stock price in August 2015 after we released results for fiscal year 2015. At the end of the fiscal year, an executive officer will be awarded RSUs based upon our performance against the metrics and the executive officer’s individual performance, which is then applied to the executive officer’s target award of RSUs. For example, if an executive officer has a target award of 10,000 RSUs and the Company and individual performance results in the executive officer achieving 115% of target award, that executive officer would be awarded 11,500 RSUs. The RSUs an executive officer receives will vest 25% per year on each of the first four one-year anniversary dates of end of the fiscal year for which the RSUs are earned, the first such vesting being May 31, 2017 for the RSUs awarded for fiscal 2016.

As a condition for receiving any awards for fiscal 2016 under the revised plan, an executive officer was required to surrender and release all rights to receive any shares or other compensation under the PSU awards for the three-year periods of fiscal 2014 to 2016 and fiscal 2015 to 2017. All of our executive officers surrendered and released all such rights under those awards.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competiveness of our compensation programs, management and the Compensation Committee, with the assistance of Pay Governance, developed a peer group, which was modified in 2016 to take into account the growth of the Company. In deciding the companies to include in the compensation peer group, management and the Compensation Committee focused on companies that are involved in or related to the asset protection industry or industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.

The compensation peer group consists of the following companies:

Aegion Corporation	Badger Meter Inc.
Circor International, Inc.	Exponent Inc.
Furmanite Corporation *	Matrix Service Company
Team, Inc.

* Acquired by Team, Inc. on February 29, 2016.

The Compensation Committee used the peer group to assess the competiveness of our compensation programs and the various components and to assist the Compensation Committee in making compensation decisions. The Compensation Committee considered base salaries, target award levels, total cash compensation (base salary and cash bonus awards), long-term equity compensation, and total compensation in this assessment.

Pay Governance does not perform any work for our management and is retained only by the Compensation Committee.

2016 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for fiscal 2016 for our named executive officers.

Base Salary

Executive officers are reviewed and provided with salary adjustments, if any, after the conclusion of the fiscal year. This enables the Compensation Committee and the Chairman and CEO to make decisions after reviewing our financial performance during the then just completed fiscal year and evaluating the executive officers’ performance during that period. Our executive officers’ salaries for fiscal 2016 were $504,400 for Sotirios Vahaviolos; $338,000 for Jonathan Wolk; $316,400 for Michael Lange; $310,000 for Dennis Bertolotti; and $263,120 for Michael Keefe. For fiscal 2016, no increases were made to base salaries for our executive officers (other than Mr. Bertolotti) in light of industry conditions and the freeze in wages for our technicians. Mr. Bertolotti received an increase in his base salary to reflect his increased responsibilities leading the entire Services business in the Americas.

Bonus Plan and Equity Plan Results

The Company achieved above the target level for all the metrics and therefore all of our named executives received more than 100% of their target bonus. Set forth below for the annual bonus plan for corporate and our Services

Segment (which accounts for 75% of performance metric-based bonus for Dennis Bertolotti’ and Michael Lange) are the performance metrics, the weight of each metric, the target performance for the metric and the fiscal year results for the respective metric.

	Corporate Performance			Services Segment Performance
Metric	Weight	Target	Result	Weight	Target	Result
Revenue	20%	$717.5	$719.2	20%	$548	$553
Adjusted EBITDA	30%	$75	$88.1	30%	$75	$81.4
Adjusted EBITDA Margin	30%	10.5%	12.2%	30%	13.7%	14.7%

(All dollar amounts in millions)

Similarly, we overachieved on the metrics for the equity plan and therefore all our named executive officers received more than 100% of their target RSU award. Set forth below are the metrics for the equity plan, the weight of each metric, the target performance for the metric, the fiscal year results for the respective metric. The equity plan is based completely on corporate performance for all of our named executive officers.

Metric	Weight	Target	Result
Revenue	20%	$717.5	$719.2
Adjusted EBITDA	25%	$75	$88.1
Operating Income	35%	$33	$43.2

(All dollar amounts in millions)

In addition, the Compensation Committee awarded each named executive officer 150% of his target for individual performance for both the bonus plan and the equity plan, which accounts for 20% of the weighting under each plan. The Compensation Committee believed these higher individual performance awards were warranted because the Company overachieved on its financial goals and significantly increased its levels of profitability over prior years, both in terms of a dollar amount and a percentage of revenue. All of this was accomplished in a market in which many of our competitors were having declines in revenue and decreased profitability and margins. The Compensation Committee believed the named executive officers should be rewarded for their excellent execution on the plans developed in the prior year to improve profitability by improving processes and streamlining operations through various initiatives.

Accordingly, the following are the target awards for each named executive officer for the bonus plan and the equity plan and his actual awards under each plan based upon fiscal 2016 results.

	Annual Bonus plan ($)			Equity Plan (RSUs) (#)
Name	Target	Actual Award	Actual as a % of target	Target	Actual	Actual as a % of target
Sotirios Vahaviolos	$428,740	$699,839	163%	67,705	113,348	167%
Jonathan Wolk	$185,900	$303,447	163%	18,148	30,382	167%
Dennis Bertolotti	$170,500	$242,770	142%	16,644	27,865	167%
Michael Lange	$189,840	$270,307	142%	21,235	35,550	167%
Michael Keefe	$131,560	$214,747	163%	14,127	23,651	167%

Additional Awards for Fiscal 2016

In October 2015, the Compensation Committee awarded RSUs to the named executives, other than Sotirios Vahaviolos, to help retain the named executives. The oil and gas industry was fluctuating significantly, and we were in the process of implementing various initiatives which we believed would improve our processes and operations and therefore also improve our long-term profitability. The Compensation Committee believed that these RSUs would help ensure that the named executive officers remain with us through the difficult times. In addition, Sotirios Vahaviolos was undergoing medical treatment, and while he was still involved in the business, the Compensation Committee used these awards help keep the senior management team in place to continue assisting Sotirios run the business. These RSUs have a three year cliff vesting, with 100% of the RSUs vesting on the third anniversary date of the October 20, 2015 grant date. The amounts of the grants are as follows:

Dennis Bertolotti – 20,500	Jonathan Wolk – 17,500
Michael Lange – 17,500	Michael Keefe – 14,000

In addition, at the conclusion of fiscal 2016, the Compensation Committee decided to award special bonuses and RSU awards to Dennis Bertolotti, Jonathan Wolk and Michael Lange. These awards were made in recognition of their outstanding performance in fiscal 2016, during which we performed very well and overachieved all of our targets when most in the industry were performing below expectations and the prior year’s results. Each of them led key initiatives which improved our profitability through streamlined processes and more efficient operations. In addition, during periods when Sotirios Vahaviolos was undergoing medical treatment, Messrs. Bertolotti, Wolk and Lange kept the business operating smoothly and effectively and collaborated with and helped Dr. Vahaviolos oversee the management of the international operations, and assisted the international businesses with their improved performance. Accordingly, they were awarded the following additional cash bonuses and RSUs. The RSUs will vest 25% per year on each of the first four anniversary dates of the grant date.

	Cash Bonus	RSUs
Dennis Bertolotti	$50,000	10,000
Jonathan Wolk	$25,000	5,000
Michael Lange	$25,000	5,000

Actions for 2017

For fiscal 2017, the Compensation Committee has retained the same bonus plan and equity plan for incentive compensation as was used in fiscal 2016. The targets for the metrics have been updated to reflect our 2017 plan and budget. Sotirios Vahaviolos’ compensation, including base salary, will not be changed for fiscal 2017. Dennis Bertolotti received an increase in his base salary and his target awards for both plans to reflect his new role as our President and Chief Operating Officer. The other named executive officers received increases in base salary to reflect their work in improving the Company’s operations, foregoing salary increases in fiscal 2016 and to keep their compensation competitive. In addition, Jonathan Wolk and Michael Lange received increases to their target awards for both plans to reflect their increased responsibilities managing and running the business operations and developing strategy. Below are the changes in base salary and the targets for the bonus plan and the equity plan, as a percentage of base salary, for our named executive officers.

	Base Salary		Bonus Plan Target		Equity Plan Target
	2016	2017	2016	2017	2016	2017
Sotirios Vahaviolos	$504,400	$504,400	85%	85%	200%	200%
Jonathan Wolk	$338,000	$368,000	55%	65%	80%	110%
Dennis Bertolotti	$310,000	$380,000	55%	70%	80%	130%
Michael Lange	$316,400	$345,000	60%	65%	100%	110%
Michael Keefe	$263,120	$283,000	50%	50%	80%	80%

Overall Compensation for 2016 Performance

The Compensation Committee reviews compensation awarded to our executive officers based on compensation and awards related to a particular fiscal year, and our performance for that fiscal year. Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation,” the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year. For example, PSUs granted in October 2014 for the period of fiscal 2015 to 2017 pertain to and are earned based upon performance from 2015 to 2017. However, the Summary Compensation Table includes the entire value of these grants in fiscal 2015 based upon the value used for stock compensation accounting under FASB ASC Topic 718, as required by the SEC rules for summary compensation table disclosure. Similarly, the amounts actually earned for the granted PSUs included in fiscal 2014 for the one and two year transition awards were substantially less than the amount reported in the summary compensation table. Finally, as described above, our executive officers have surrendered and released all rights to receive any shares or other compensation under the PSU awards included in fiscal 2014 for the three year period of 2014 to 2016 and in fiscal 2015 for the three year period of 2015 to 2017, but the entire value for accounting purposes is included in the summary compensation table under stock awards for fiscal 2014 and 2015, respectively.

Equity Grants and Awards Outstanding

The following chart illustrates the equity awards that have been granted during each of our past three fiscal years to our employees, including our named executive officers, and our non-employee directors.

Fiscal year ended May 31,	Options/SARs Granted	Time-Based RSUs Granted	Performance-Based RSUs Earned	Shares issued to Non-employee Directors
2016	—	264	239	28
2015	—	192	34	21
2014	—	295	55	19

(All share amounts in thousands)

As of August 31, 2016 the following is information regarding outstanding awards under our existing equity plans, the 2009 Plan and the 2007 Plan:

Stock options outstanding	2,187,508
Weighted average exercise price of stock options outstanding	$13.28
Weighted average remaining term of stock options outstanding	2.94 years
Outstanding RSUs (unvested time-based, performance based earned but not vested and unearned performance-based at target)	1,064,896

As of August 31, 2016, the 2009 Plan had 360,757 shares available for future grants.

Role of Executive Officers in Setting Compensation

Dr. Vahaviolos plays a role in setting compensation for executive officers, as has been the case historically since he founded the Company over 38 years ago. Dr. Vahaviolos has been operating in the NDT and asset protection industry for close to 40 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2016, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding our other executive officers and the level of overall equity awards, but his recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as the Compensation Committee values Dr. Vahaviolos’ input and guidance regarding compensation for other executive officers.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

We have an employment agreement with Dr. Vahaviolos for the positions of Chairman of the Board and Chief Executive Officer. The agreement is currently in a one year term which automatically renews for successive one-year periods in the absence of an election by either party to terminate. The employment agreement is described further under “Vahaviolos Employment Agreement” and the subheading of “Dr. Vahaviolos” under “Potential Payments upon Termination of Employment.” We have established a severance plan for our other named executives officers that is further explained in “Potential Payments upon Termination of Employment” under the subheading “Our Other Named Executive Officers.”

Compensation Policies

Stock Ownership Guidelines

The Compensation Committee and Board have established stock ownership guidelines for our executive officers. Our CEO is required to hold shares of our common stock with a value of at least five times his annual base salary and all other executive officers are required to hold shares of our common stock with a value of at least two times their annual base salary. Our current executive officers (other than Mr. Wolk) have until January 2017 to meet these guidelines, and Mr. Wolk and future executive officers will have five years from their appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines until earned. If an executive officer is not meeting the minimum ownership guidelines (even if before date he must meet them), the executive officer is required to hold all shares received from the vesting or exercise of an equity award during the preceding 36 months (other than shares withheld to pay withholding taxes and shares acquired upon the exercise of options which are sold to cover the exercise price).

Claw-Back Policy

We have established an incentive compensation recoupment policy, pursuant to which we may recoup both cash and equity incentive compensation from executive officers. If we have a significant restatement of previously issued financial statements caused by the fraud or willful misconduct of one or more of our executive officers (such executives officer shall be referred to as “culpable officers”), as determined by the Compensation Committee in its reasonable judgment after consultation with the Audit Committee, and the culpable officers received incentive compensation based upon the results of the financial statements which are subject to the significant restatement, the policy provides for the following.

The Compensation Committee shall recalculate the incentive compensation for the period or periods related to the restated financial statements that the culpable officers should have received, based upon the restated financial statements. If the incentive compensation the culpable officers actually received is greater than the recalculated amount of incentive compensation as determined by the Compensation Committee, then the Compensation Committee shall seek to recoup from the culpable officers such excess incentive compensation. The Compensation Committee shall determine the manner and timing by which we will seek recovery from the culpable officers, including the cancellation of equity awards and setoff against current or future compensation, to the extent permitted by law.

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all of our employees, including our executive officers and directors, from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) purchasing our securities on margin.

Continuing Review of Compensation Practices

We will continue to review our compensation practices and programs and will consider changes as the Compensation Committee deems appropriate to meet our compensation goals. No material changes are planned for fiscal 2017.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for our executive officers and other employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, any persons who served in the role of principal financial officer during fiscal 2016, and each of the next three most highly compensated executive officers in fiscal 2016. We refer to these individuals as our “named executive officers.”

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sotirios J. Vahaviolos	2016	504,400	—	963,442	699,839	29,587	2,197,268
Chairman, President and	2015	500,699	—	748,759	312,096	26,273	1,587,827
Chief Executive Officer	2014	476,286	—	4,539,751	316,690	24,408	5,357,136

Jonathan H. Wolk	2016	338,000	25,000	594,246	303,447	20,997	1,281,690
Executive Vice President, Chief	2015	335,500	—	200,693	135,323	12,221	683,737
Financial Officer and Treasurer	2014	168,750	—	1,648,459	137,315	42,509	1,997,033

Michael J. Lange	2016	316,400	25,000	638,174	270,307	10,494	1,260,375
Vice Chairman and Group Executive	2015	314,054	15,000	339,492	193,114	9,335	870,995
Vice President, Strategic Planning and	2014	302,040	—	1,614,507	150,332	8,488	2,075,367
Business Development

Dennis Bertolotti	2016	306,885	50,000	630,444	242,770	15,840	1,245,939
Group Executive Vice President,	2015	289,693	—	173,383	148,518	15,803	627,397
Services Americas	2014	272,615	50,800	1,388,859	140,310	16,541	1,869,125

Michael C. Keefe	2016	263,120	—	469,827	214,747	16,302	963,996
Executive Vice President,	2015	261,174	—	156,236	95,767	11,879	525,056
General Counsel and Secretary	2014	248,754	14,800	1,003,370	97,177	14,322	1,378,423

(1)	This column represents the value of RSUs, PSUs or performance based RSUs based upon their grant date fair value for stock compensation under FASB ASC Topic 718.

(2)	The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officer during the fiscal year.

(3)	For All Other Compensation in fiscal 2016, no named executive officer received any perquisite or personal benefit which individually exceeded $25,000 and generally consisted of vehicle allowance or usage and Company matching of 401-K plan contributions.

Grants of Plan-Based Awards in Fiscal 2016

The following table provides information regarding grants of non-equity plan-based awards to our named executive officers in fiscal 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Sotirios J. Vahaviolos	(1)	214,370	428,740	857,480
Jonathan H. Wolk	(1)	92,950	185,900	371,800
Michael J. Lange	(1)	94,920	189,840	379,680
Dennis Bertolotti	(1)	85,250	170,500	341,000
Michael C. Keefe	(1)	65,780	131,560	263,120

(1)	Amounts are potential payouts under the Company’s cash bonus plan for executive officers for fiscal 2016, which are based on Company performance. The threshold assumes minimum performance and minimal awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum award for individual performance, which pays out at 200% of target award level. The actual awards for fiscal 2016 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2016.

The following table provides information regarding grants of equity awards to our named executive officers in fiscal 2016.

					All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Sotirios Vahaviolos	8/24/2015	33,853	67,705	135,410

Jonathan Wolk	8/24/2015	9,074	18,148	36,296
	10/20/2015				17,500	336,000

Michael Lange	8/24/2015	10,618	21,235	42,470
	10/20/2015				17,500	336,000

Dennis Bertolotti	8/24/2015	8,322	16,644	33,288
	10/20/2015				20,500	393,600

Michael Keefe	8/24/2015	7,064	14,127	28,254
	10/20/2015				14,000	268,800

The grant date value for the stock awards is based upon FASB ASC Topic 718:

(1)	Amounts are potential payouts under the Company’s equity plan for executive officers for fiscal 2016, which are based on Company performance. The threshold assumes minimum performance and minimal awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum award for individual performance, which pays out at 200% of target award level. The actual number of RSUs earned for 2016 are set forth on page 31.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2016:

	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)(1)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
S. Vahaviolos	1,950,000	13.46	9/01/2019	52,064	1,291,708	67,705	1,679,761
J. Wolk				39,751	986,222	18,148	450,252
M. Lange	139,358	13.46	7/21/2019	49,180	1,220,156	21,235	526,840
D. Bertolotti	26,000	10.00	4/09/2019	42,940	1,065,341	16,644	412,938
M. Keefe				27,834	690,562	14,127	350,491

(1)	All options are exercisable; no unexercisable or unvested options are outstanding.

(2)	These columns represent earned but unvested PSUs and RSUs which have only time-based vesting restrictions remaining.

(3)	These columns represent the performance-based RSUs granted for fiscal 2016, at the target award.

Option Exercises and Stock Vesting in Fiscal 2016

	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sotirios Vahaviolos	22,572	348,737
Jonathan Wolk	6,250	127,750
Michael Lange	9,504	152,183
Dennis Bertolotti	7,802	130,941
Michael Keefe	4,885	75,473

No options were exercised in fiscal 2016 by our named executive officers.

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

We have a severance plan that covers all of our executive officers, providing them with benefits in connection with a termination of employment in certain circumstances. This severance plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

All of our named executive officers will receive the benefits of the severance plan, with the exception of Dr. Vahaviolos, who has an employment agreement with us which controls his severance.

The following summarizes the payments and benefits that would be owed by us to the named executive officers upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2016.

Dr. Vahaviolos

Event	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$756,600	$643,110	$4,103,872	$66,335	$5,569,917

Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	$1,008,800	$857,480	$4,103,872	$66,335	$6,036,487

Disability or death	$252,200	—	$4,103,872	$23,706	$4,379,778

(1)	Dr. Vahaviolos is also entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. This amount does not include the amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Dr. Vahaviolos as well.

(2)	Dr. Vahaviolos’ RSUs vest upon the termination of his employment for any of the events listed above and performance RSUs will be deemed earned and vested at target. The closing price of our common stock on May 31, 2016 was $24.11 per share, and Dr. Vahaviolos had 52,064 unvested RSUs and earned PSUs as of May 31, 2016 and 113,348 performance based RSUs that were earned for fiscal 2016.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50 miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos’ employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Our Other Named Executive Officers

Under the severance plan, if an executive officer’s employment is terminated, the executive officer would receive the following:

•	If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 month base salary plus a pro rata portion of the annual cash bonus for the year in which employment is terminated.

•	If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months base salary plus 1-1/2 time his annual cash bonus at the executive officer’s target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all options and RSUs will continue to vest. Any outstanding performance-based awards will be earned and vested pro rata to the date of termination and the amount of any awards payable or vesting will be determined based on actual performance. Any vested stock options shall expire 90 days after the end of the severance period.

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive officer which were not paid out or fully vested in connection with the change in control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

The following sets forth the severance payments we would pay to our other named executive officers if their employment was terminated at the conclusion of fiscal 2016 by us without cause or by the executive officer for good reason. Under the severance policy, the terms termination “without cause” and “for good reason” are substantially the same as described above for Dr. Vahaviolos.

Circumstance of Termination	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
No Change in Control
Jonathan Wolk	$338,000	—	$585,429	$15,169	$938,598
Michael Lange	$316,400	—	$924,631	$5,236	$1,246,267
Dennis Bertolotti	$310,000	—	$650,227	$15,100	$975,327
Michael Keefe	$263,120	—	$473,319	$13,780	$750,219

Change in Control
Jonathan Wolk	$507,000	$278,850	$1,740,000	$15,169	$2,541,019
Michael Lange	$474,600	$284,760	$2,097,189	$5,236	$2,861,785
Dennis Bertolotti	$465,000	$255,750	$1,756,672	$15,100	$2,492,522
Michael Keefe	$394,680	$197,340	$1,277,343	$13,780	$1,883,143

(1)	Does not include amounts paid under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid as well.

(2)	Includes fiscal 2016 performance RSUs paid based upon actual performance.

Vahaviolos Employment Agreement

We have an employment agreement with Dr. Vahaviolos for the positions of executive Chairman of the Board and Chief Executive Officer. The agreement currently is in effect for a one-year period which automatically renews each August 31 in the absence of an election by either party to terminate. The employment agreement provides for an annual review by the Compensation Committee of Dr. Vahaviolos’ base salary and for annual short-term incentive opportunities targeted at no less than 75% of his annual base salary. Under this agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock, which are now fully vested, with an exercise price equal to $13.46 per share.

Under his employment agreement, Dr. Vahaviolos may be entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under “Potential Payments upon Termination of Employment” above. If Dr. Vahaviolos is subject to the federal excise tax on “excess parachute payments” for benefits to which he is entitled under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Post-employment payments and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos’ employment. The non-disclosure covenant does not expire. If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the post-employment payments and benefits received under the agreement. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2017 annual shareholders meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 8, 2017, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after May 8, 2017 in our proxy materials for the 2017 annual shareholders meeting.

A shareholder may also nominate directors or have other business brought before the 2017 annual shareholders meeting by submitting the nomination or proposal to us on or after June 20, 2017, and on or before July 20, 2017, in accordance with Section 2.14 of our bylaws. If, however, our 2017 shareholders meeting is held before September 18, 2017 or after December 17, 2017, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

EXHIBIT A

CERTIFICATE OF AMENDMENT
of
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
MISTRAS GROUP, INC.

The Second Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on October 14, 2009, is hereby amended by deleting Article VIII thereof in its entirety and substituting the following in lieu thereof:

Any director may be removed from the Board of Directors by the stockholders of the corporation ~~only for~~ with or without cause~~, and in such case only~~ by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

EXHIBIT B

MISTRAS GROUP, INC.
2016 LONG-TERM INCENTIVE PLAN

ARTICLE 1
GENERAL

1.1          Purpose. The purpose of the Plan is to enable the Company to provide equity-based and other incentive compensation opportunities in order to facilitate the ability of the Company to attract, motivate, reward and/or retain qualified employees, directors and other service providers who make or are expected to make significant contributions to the success of the Company and its Subsidiaries.

1.2          Eligibility. Awards may be granted under the Plan to any present or future non-employee director, officer or employee of, and any consultant or adviser to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees of the Company or a Subsidiary.

1.3          Types of Awards. Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, and other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.

ARTICLE 2
Definitions

2.1          “Award” means an award made to an eligible service provider under the Plan.

2.2          “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms and conditions of an Award.

2.3          “Board” means the Board of Directors of the Company.

2.4          “Cause” means, with respect to any Participant and unless otherwise specified in a Participant’s Award Agreement, (a) if there is an employment or other services agreement between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (b) if there is no employment or service agreement between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), (1) the Participant’s failure (other than temporarily while physically or mentally incapacitated) or refusal to perform the duties of the Participant’s employment or other service if such failure or refusal shall not have ceased or been remedied within fifteen days following written warning from the Company or a Subsidiary; (2) the Participant’s engaging in conduct or activities materially damaging to the property, business or reputation of the Company or a Subsidiary or to the ability of the Participant to perform the duties of his or her employment or other services; (3) the Participant’s conviction of or plea of no contest to a felony; (4) a material breach by the Participant of any material written restrictive covenant or agreement made by the Participant with the Company or any successor or acquiring company (or any of their respective affiliates); (5) a material unauthorized disclosure intentionally made by the Participant to any person of any confidential information or trade secrets of the Company or any of its Subsidiaries; or (6) the Participant’s failure to comply in all material respects with the policies of the Company or a Subsidiary or with any non-competition, non-solicitation or other restrictive covenants made by or the fiduciary duties of the Participant to the Company or a Subsidiary; in each of such cases as determined by the Board or the Committee acting in its good faith discretion.

2.5          “Change in Control” means the occurrence of any of the following events:

(a)          any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) a subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (iii) Sotirios Vahaviolos, or (iv) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition directly from the Company;

(b)          there is consummated a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or

(c)          there is consummated a plan of complete liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

2.6           “Code” means the Internal Revenue Code of 1986, as amended.

2.7          “Committee” means the Compensation Committee of the Board.

2.8          “Company” means Mistras Group, Inc., a Delaware corporation, and any successor thereto.

2.9          “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a physical or mental illness or injury that is expected to result in death or to last for one year or more, as determined by a duly licensed physician designated by the Company.

2.10          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11          “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares covered by the Option and, with respect to a SAR, the basealine price of the Shares covered by the SAR; provided that in no event may the Exercise Price per Share be less than 100% of the Fair Market Value per Share on the date the Option or SAR is granted (110% in the case of an ISO granted to a Ten Percent Stockholder).

2.12          “Fair Market Value” means, as of any relevant date, the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.

2.13          “Good Reason” means actions or omissions by the Company or an affiliate at the time of or following a Change in Control resulting in a material negative change in the employment relationship with a Participant which, for the purposes hereof, means, without the advance written consent of the Participant:

(a)          the assignment to the Participant of any duties materially inconsistent with the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control, or any other material diminution in such position, authority, duties or responsibilities;

(b)          any reduction in the Participant’s annual base salary in effect immediately prior to the Change in Control;

(c)          the failure to provide the Participant with bonus opportunities at least as generous in the aggregate as those to which the Participant was entitled immediately prior to the Change in Control;

(d)          a failure by the Company to timely pay the Participant any compensation earned by the Participant; or

(e)          the Company’s requiring the Participant (1) to be based at any office or location more than fifty (50) miles from the office where the Participant was employed immediately prior to the Change in Control, or (2) to travel on Company business to a materially greater extent than what was customarily required prior to the Change in Control.

Notwithstanding the foregoing, a Participant will not have “Good Reason” to terminate his or her employment merely because the Participant is no longer a senior executive of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the Change in Control transaction (including having a reporting relationship within a larger company) provided that the Participant retains a substantially similar level of responsibilities over the other portions and areas of the business for which he or she exercised responsibility prior to the Change in Control transaction. In order to terminate for “Good Reason,” a Participant must provide written notice to the Company his or her intent to terminate for Good Reason, together with an description of the conduct or circumstances giving rise to such termination, which notice must be provided within 60 days after the occurrence of such conduct or circumstances. The Company shall have the right to correct such conduct or circumstances (and thereby avoid a termination for Good Reason) within 30 days after it receives the written notice described in the preceding sentence. If the Company does not correct such conduct or circumstances within such 30-day cure period, then the Participant may terminate his or her employment for Good Reason, provided that such termination is effective within 30 days (after the end of such 30-day cure period).

2.14          “Incentive Cash Award” means a performance-based Award described in Section 7.2.

2.15          “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.16          “Option” means an option to purchase Shares granted pursuant to Section 5.1.

2.17          “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.18          “Performance-Based Exemption” means the performance-based compensation exemption from the compensation deduction limitations imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.

2.19          “Performance Factors” means any of the factors listed in Section 7.3(b) that may be used for Awards intended to qualify for the Performance-Based Exemption.

2.20          “Plan” means the long-term incentive plan set forth herein, as it now exists or is hereafter amended.

2.21          “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.

2.22          “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.

2.23          “Retirement” means termination by a Participant after reaching age 65 or termination with the consent of the Company that is designated a Retirement.

2.24          “Shares” means shares of the Company’s common stock.

2.25          “Stock Appreciation Right” or “SAR” means a right to receive appreciation in the value of Shares granted pursuant to Section 5.2.

2.26          “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

2.27          “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary.

ARTICLE 3
ADMINISTRATION

3.1          General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee. The Committee shall be composed of at least two persons who are “outside directors” (within the meaning of Section 162(m) of the Code) with respect to Awards intended to qualify for the Performance-Based Exemption and at least two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act) with respect to Awards made to a Participant who is subject to Section 16 of the Exchange Act.

3.2          Authority of the Committee. Subject to the provisions of the Plan (including, without limitation, the minimum vesting condition and the restriction against vesting acceleration set forth in Section 3.4), the Committee, acting in its discretion, may select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award. The Committee shall have full power and authority to carry out its responsibilities and functions under the Plan. The Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

3.3          Delegation of Authority.

(a)          General. Except as limited by applicable law and as otherwise provided by Section 3.3(b) below, the Committee may delegate to any person or subcommittee (who may, but need not be members of the Committee or the Board or officers of the Company) such Plan-related administrative authority and responsibilities as it deems appropriate, provided, however, that the Committee may not delegate its authority with respect to non-ministerial actions relating to (a) individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act or (b) Awards that are intended to qualify for the Performance-Based Exemption.

(b)          Authority to Grant Awards. To the extent permitted by applicable law, the Board may, by resolution, authorize one or more executive officers (each, an “Authorized Officer”) to do one or both of the following on the same basis as (and as if the Authorized Officer for such purposes were) the Committee: (i) designate eligible employees to receive Awards and (ii) determine the size and terms and conditions of any such Awards; provided, however, that the Board shall not delegate such responsibilities to any executive officer for Awards to an eligible employee who is an executive officer, a non-employee director of the Company, a “covered employee” (within the meaning of Section 162(m) of the Code) or a more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act. The Authorized Officer(s) shall report periodically to the Board or the Committee regarding the nature and scope of the Awards granted by them pursuant to this Section 3.3(b).

3.4          Minimum Vesting Condition; No Acceleration. Any Award granted hereunder shall provide for a vesting period of at least one year following the date of grant. Notwithstanding the preceding sentence, Awards representing a maximum of five percent (5%) of the Shares initially reserved for issuance under Section 4.1 hereof may be granted hereunder without any such minimum vesting condition. The Committee shall not have the authority to accelerate the vesting of an Award except (a) in connection with a Participant’s termination of employment on account of death or Disability, or (b) as specifically permitted or required under the terms hereof, including Sections 9.1 and 9.2.

3.5          Decisions Binding. Any determination made by the Committee in the exercise of its authority with respect to the Plan or any Award shall be made in the Committee’s sole discretion, and all such determinations shall be final, conclusive and binding on all persons.

3.6          Indemnification. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary acting on behalf of the Board or the Committee (including an Authorized Officer), shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan. The Company shall indemnify and hold harmless each member of the Committee and the Board and any such officer or employee of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 4
SHARES SUBJECT TO THE PLAN; Individual aWARD limitS

4.1          Shares Issuable under the Plan. Subject to Section 4.3, up to 1.700,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan. The maximum number of Shares that may be issued pursuant to ISOs shall be 1,000,000. For purposes of these limitations, (a) the total number of Shares covered by a grant of stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan, and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are (1) covered by the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) covered by Restricted Stock Awards, RSU Awards and any other forms of Award that are forfeited, or (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued. Shares that are used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations associated with the vesting or settlement of an Award will not be available for future grant and issuance under the Plan. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.

4.2          Individual Award Limitations. No more than 400,000 Shares may be issued pursuant to Awards granted in a single calendar year to any individual Participant other than a non-employee director, and no more than 50,000 Shares may be issued pursuant to Awards granted to any non-employee director in a single calendar year. No Participant may earn a Cash Incentive Award under Section 7.2 for any calendar year in excess of $5,000,000 or, if less, 4 times the Participant’s salary for such calendar year. For this purpose, a Cash Incentive Award is earned (if at all) for the calendar year with or within which ends the applicable performance period, even if the amount so earned is not determined or payable until after end of that performance period.

4.3          Adjustments for Capital Changes. In the event of a split-up, spin-off, stock dividend, recapitalization, consolidation of shares or similar capital change, the Board or the Committee shall make such adjustments to the number and class of shares that may be issued under the Plan pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, and the number, class and/or Exercise Price of Shares subject to outstanding Awards, as the Committee, in its discretion, deems appropriate in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any Award shall always be a whole number. Any determination or adjustment made by the Board or the Committee under this Section shall be binding and conclusive on all persons.

ARTICLE 5
STOCK OPTIONs; Stock Appreciation Rights

5.1          Grant of Company Stock Options. The Committee may grant Options to Participants upon such vesting, exercise, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Option will be deemed NOT to be an Incentive Stock Option unless and except to the extent that, at the time the Option is granted, the Committee specifically designates such Option as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall not be treated as ISOs. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.

5.2          Grant of Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) to Participants, either alone or in connection with the grant of an Option, upon such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of a SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where--

X = the number of whole Shares as to which the SAR is being exercised, and

Y = the excess of (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.

5.3          Exercise Price. The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent (10%) Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.

5.4          Re-Pricing Prohibited. Options and SARs granted under the Plan may not be re-priced and may not be purchased or exchanged for cash, Shares or other property or Awards without the approval of the Company’s stockholders. In no event may an Option or SAR be re-priced if such re-pricing would cause the Option or SAR to be covered by Section 409A of the Code. In addition, Options and SARs shall not be repurchased or exchanged for other Awards or cash.

5.5          Term of Options and SARs. Unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent (10%) Stockholder, on the fifth anniversary of the date the ISO is granted).

5.6          Exercise of Options. A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) by the Participant’s surrender of previously-owned Shares, or by the Company’s withholding Shares that otherwise would be issued if the Exercise Price had been paid in cash, in each case having a Fair Market Value on the date the Option is exercised equal to the Exercise Price, (b) by payment to the Company pursuant to a broker-assisted cashless exercise program established and made available by the Company in connection with the Plan, (c) by any other method of payment that is permitted by applicable law, or (d) by any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted by the Committee in accordance with Section 11.1.

5.7          Exercise of SARs. A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise. The withholding tax amount shall be payable in cash or by any other method that may be permitted by the Committee in accordance with Section 11.1.

5.8          Termination of Employment or Service. Unless otherwise determined by the Committee at grant, or thereafter if no rights of the Participant are thereby reduced, the following rules apply with regard to outstanding Options and SARs held by a Participant at the time of his or her termination of employment or other service with the Company and its Subsidiaries:

(a)          If the Participant’s employment or service is terminated for any reason other than for Cause or the Participant’s death, Disability or Retirement, then (1) any unvested Options and SARs outstanding at the time of the Participant’s termination of employment or other service will thereupon be canceled and of no further force or effect, and (2) any vested Options and SARs outstanding at such time will expire and be of no further force or effect if and to the extent they are not exercised within ninety (90) days after the date of such termination of employment or other service, provided that in no event may any such vested Options and SARs be exercised after the expiration of the stated term thereof.

(b)          If the Participant’s employment or other service is terminated on account of the Participant’s death, Disability or Retirement, then (1) any unvested Options and SARs outstanding at the time of the Participant’s termination of employment or other service will thereupon be canceled and of no further force or effect, and (2) any vested Options and SARs outstanding at such time will expire and be of no further force or effect if and to the extent they are not exercised within one hundred eighty (180) days after the date of such termination of employment or other service, provided that, in no event may such vested Options and SARs be exercised after the expiration of the stated term thereof.

(c)          If the Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (or at a time when grounds for a termination for Cause exist), then, notwithstanding anything to the contrary contained herein, such outstanding Options and/or SARs (whether or not otherwise vested) shall immediately terminate and shall have no further force or effect.

5.9          Rights as a Stockholder. A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and such Shares are issued to the Participant. The Company will issue such Shares promptly after the exercise of such Option or SAR (to the extent the SAR is settled in Shares) is completed.

ARTICLE 6
RESTRICTED stock and restricted stock unit awards

6.1          Grant of Restricted Stock and RSU Awards. The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made and the Shares are subject to such vesting and other terms and conditions as the Committee may prescribe. Under a Restricted Stock Unit Award, the Participant receives the right to receive Shares in the future if the vesting and other terms and conditions imposed by the Committee are satisfied. The vesting and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee, acting in its discretion in accordance with the Plan, when the Award is granted and will be set forth in the applicable Award Agreement.

6.2          Minimum Purchase Price for Shares. Unless the Committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for Shares issued pursuant to a Restricted Stock Award or a Restricted Stock Unit Award must be at least equal to the par value of the Shares.

6.3          Restricted Shares. Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except to the extent otherwise provided under the Plan or the Award Agreement, a Participant who holds unvested Shares pursuant to a Restricted Stock Award shall have all of the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to the vesting and payment conditions described in Section 6.5).

6.4          Shares Covered by RSU Awards. No Shares will be issued pursuant to a RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of a RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant. Subject to Section 6.5, the Committee may provide that a Participant who holds RSUs will be entitled to receive dividend equivalent credits based upon the dividends that would have been payable with respect to the Shares covered by the RSUs if such Shares were outstanding.

6.5          Dividends on Restricted Stock and RSU Shares. If a dividend is declared with respect to outstanding Shares, then, unless the Committee determines otherwise, a corresponding dividend will be credited to a Participant with respect to Shares covered by an outstanding Restricted Stock or RSU Award as if such Shares were outstanding and free of vesting and other conditions and restrictions. Dividend credits (if any) will be made in the form of cash or in the form of additional Shares of Restricted Stock or RSUs (based upon the then Fair Market Value per Share) or any combination thereof, all as determined by the Committee. Dividends credited with respect to Restricted Stock and RSU Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms that are applicable to the Shares of Restricted Stock or RSU Shares to which such dividend credits apply and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A.

6.6          Non-Transferability. No Restricted Stock Award or RSU Award, and no Shares covered by a Restricted Stock Award or RSU Award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.

6.7          Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and unvested RSUs held under a RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries. Such cancellation shall not affect any right a Participant may have pursuant to the terms of the forfeited Award to receive all or a portion of the purchase price (if any) paid by the Participant in connection with the issuance of unvested Shares.

6.8          Timing Requirements for Settlement of RSUs. Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the original terms of a RSU Award may expressly provide that settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A of the Code.

6.9          Unrestricted Shares. A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive Shares (in certificated or book entry form) free and clear of the conditions and restrictions imposed by the Award Agreement and the Plan, subject, however, to the payment or satisfaction of applicable withholding taxes.

ARTICLE 7
OTHER forms of AWARD

7.1          Other Share-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Company Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Each such Share-based Award will be made upon such vesting, performance and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine. If and when a Share-based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee).

7.2          Cash Incentive Awards. The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of specified performance goals established by the Committee and communicated to the Participant within 90 days after the beginning of the applicable performance period or before 25% of the applicable performance period has elapsed, and may contain such other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, deems appropriate. A Cash Incentive Award earned by a Participant under the Plan will be payable in the form of a single sum cash payment at or as soon as practicable after the expiration of the applicable performance period or the satisfaction of the applicable performance vesting conditions, but in no event later than the 15th day of the third month of the year following the calendar year in which such performance period ends or such performance vesting conditions are satisfied. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if (and only if) the Award is exempt from Section 409A of the Code or, if not so exempt, complies with the applicable terms and conditions of Section 409A of the Code.

7.3          Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards granted under this Article shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

ARTICLE 8
PERFORMANCE-based compensation EXEMPTION awards

8.1          Performance-Based Exemption--General. If the Committee intends that an Award should qualify for the Performance-Based Exemption (other than Options and SARs which otherwise qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), the grant, exercise, vesting, amount and/or settlement of such Award shall be contingent upon achievement of one or more pre-established, objective performance goals, which shall be prescribed in writing by the Committee not later than 90 days after the commencement of the applicable performance period and in any event before completion of 25% of such performance period in accordance with the requirements of Section 162(m). Such performance goals may be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee, acting in a manner consistent with Section 162(m) of the Code, may determine. All determinations as to the establishment of performance goals, the amount and/or the number of Shares that may be earned, the target level (and, if applicable, minimum and maximum levels) of actual achievement required as a condition of earning the Award, and the earned value of any Performance Award shall be made by the Committee and shall be recorded in writing.

8.2          Performance Factors. Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards intended to qualify for the Performance-Based Exemption:

(a)          Income measures (including, but not limited to, gross profit; operating income; earnings before or after taxes; earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and share-based compensation (EBITDAS); EBITDA or EBITDAS with adjustments for non-recurring or non-operational items; or earnings per share);

(b)          Return measures (including, but not limited to, return on assets, investment, equity, or sales);

(c)          Profit margin measures (including but not limited to operating income as a percentage of revenue, EBITDA, EBITDAS, adjusted EBITDA or adjusted EBITDAS as a percentage of revenue; net income as a percentage of revenue);

(d)          Cash flow or liquidity measures, such as cash flow return on investments, which equals net cash flows divided by owner equity, or other cash flow measures including but not limited to operating cash flow, free cash flow (meaning cash flow from operating activities less capital expenditures), with or without adjustments;

(e)           Earnings per common share;

(f)           Gross revenues;

(g)          Debt measures (including, without limitation, debt multiples on any earnings or income measure);

(h)          Market value added;

(i)            Economic value added; and

(j)            Share price (including, but not limited to, growth measures and total shareholder return).

8.3          Performance Goals. In establishing performance goals with respect to an Award intended to qualify for the Performance-Based Exemption, the applicable Performance Factors may be determined solely by reference to the Company’s performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies). Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Committee may adjust performance goals as necessary or appropriate in order to account for changes in law or accounting or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of an Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.

8.4          Discretion. The Committee shall have the authority, in its discretion, to reduce the formula amount otherwise payable pursuant to an Award that is intended to qualify for the Performance-Based Exemption, but may not increase the amount that would otherwise be payable under any such Award.

8.5          Certification. No amount shall be paid and no Shares shall be distributed or released pursuant to an Award intended to qualify for the Performance-Based Exemption unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award. For this purpose, a written certification may be in the form of approved minutes of the Committee meeting at which the certification is made or a unanimous Written Consent.

ARTICLE 9
cHANGE IN CONTROL

9.1          Assumption or Substitution of Outstanding Awards. If a Change in Control occurs, the parties may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, then such performance conditions shall be deemed to have been satisfied immediately prior to the Change in Control on the basis of actual performance as of the date of the Change in Control and/or on a pro rata basis for the time elapsed during an ongoing performance period. If, within two years following a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or Disability or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without Cause or by the Participant for Good Reason, then any outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).

9.2          Awards Not Assumed or Substituted. If a Change in Control occurs and if the parties do not agree that an outstanding Award shall be assumed or substituted by the successor or acquiring company (or a parent company thereof) pursuant to Section 9.1, then such Award will be deemed fully vested and any performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to the Change in Control on the basis of actual performance as of the date of the Change in Control and/or on a pro rata basis for the time elapsed during an ongoing performance period. Each such Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section 9.4, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following the effective time of the Change in Control.

9.3          No Fractional Shares. In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

9.4          Section 409A. Notwithstanding anything to the contrary contained herein or in an Award Agreement, if a provision of the Plan or an Award Agreement would cause an acceleration of the vesting or payment of deferred compensation that is subject to Section 409A of the Code on account of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or such accelerated vesting and/or payment may otherwise be made without violating Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in Control.

ARTICLE 10
AMENDMENT and TERMINATION

10.1          Amendment and Termination of the Plan. The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock exchange listing rules. If not sooner terminated, the Plan will terminate on the tenth anniversary of the date it is approved by the Company’s stockholders.

10.2          Outstanding Awards. Except as specifically required or permitted by Article 9, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a material way that adversely affects a Participant’s rights, unless the Participant consents thereto.

ARTICLE 11
tax withholding; Section 409a

11.1          Tax Withholding. Each Participant shall, no later than the date as of which the Participant realizes taxable income with respect to an Award, pay to the Company, or make arrangements satisfactory to the Committee for the payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (whether in settlement of the Award or otherwise). Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy the applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy the related taxes to be withheld and applied to the tax obligations; provided, however, that, with the approval of the Committee (which approval may be granted or withheld in its sole discretion and may but need not be applied on a uniform or consistent basis), a Participant may satisfy some or all of the applicable tax withholding requirement by either (a) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (b) delivering already owned unrestricted Shares, in each case, having a Fair Market Value on the date on which the amount of tax to be withheld is determined equal to the applicable taxes to be withheld and applied to the tax obligations (with any fractional share amounts resulting therefrom settled in cash). The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

11.2          Section 409A Compliance. It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions shall be structured, applied and interpreted in a manner that is exempt from or in compliance with Section 409A of the Code. Without limiting the generality of the preceding sentence, if a Participant becomes entitled to payments (cash or Shares) under an Award on account of the “termination of the Participant’s employment or other service” or words of like import, and if such payments constitute “deferred compensation” within the meaning of Section 409A of the Code, then (a) such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder, and (b) to the extent required by Section 409A of the Code, if the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then such payment shall be delayed until the first business day after the expiration of six months following the date of the such separation from service or, if earlier, the date of the Participant’s death. On the delayed payment date, the Participant (or the Participant’s Beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed. Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.

ARTICLE 12
miscellaneous

12.1          Non-Transferability. Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to the consent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO) or a SAR to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award

Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.

12.2          Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a Change in Control or otherwise, and the term “Company” as used herein shall be construed accordingly.

12.3          Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4          Requirements of Law. Notwithstanding anything to the contrary contained herein, the granting of Awards and the obligation of the Company to sell, issue or deliver Shares with respect to any Award shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws and Delaware law. The Committee may require, as a condition of the issuance and delivery of Shares or certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or advisable.

12.5          Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable and shall be in such form (including, without limitation, as an Appendix to the Plan) as the Committee deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.

12.6          Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

12.7          Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

12.8          Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954.

12.9          Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

12.10        Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

12.11        Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

12.12        Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) heading south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road. Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle (¼ of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately ½ mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

MISTRAS GROUP, INC. 195 CLARKSVILLE ROAD PRINCETON JUNCTION, NJ 08550

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐

1.    Election of Directors

       Nominees

01 Nicholas DeBenedictis	02 James J. Forese	03 Richard H. Glanton	04 Michael J. Lange	05 Manuel N. Stamatakis
06 Sotirios J. Vahaviolos	07 W. Curtis Weldon

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Mistras Group, Inc. for its fiscal year ending May 31, 2017.	☐	☐	☐

3.	To approve an amendment to the Mistras Group, Inc. Second Amended and Restated Certificate of Incorporation.	☐	☐	☐

4.	To approve the Mistras Group, Inc. 2016 Long-Term Incentive Plan.	☐	☐	☐

5.	To approve on an advisory basis the compensation of Mistras Group named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000298902_1     R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the Annual Report are available at www.proxyvote.com

MISTRAS GROUP, INC.

Annual Meeting of Shareholders
October 18, 2016 5:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Sotirios Vahaviolos, Michael Keefe and Jonathan Wolk, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 5:00 PM, Eastern Time on October 18, 2016, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000298902_2     R1.0.1.25